UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HERLEY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	23-2413500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3061 Industry Drive Lancaster, Pennsylvania	17603
(Address of principal executive offices)	(Zip Code)

HERLEY INDUSTRIES, INC. 2010 STOCK PLAN
(Full Title of the Plan)

Richard Poirier, Chief Executive Officer Herley Industries, Inc. 3061 Industry Drive Lancaster, Pennsylvania 17601	copy to: Paul G. Mattaini, Esq. Kimberly J. Decker, Esq. Barley Snyder, LLC 126 East King Street Lancaster, Pa 17602 (717) 299-5201
(Name and address of agent for service)
(717) 735-8117 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer  ☐                                                                                                           Accelerated filer  X
Non-accelerated filer     ☐ (Do not check if a smaller reporting company)  Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $0.10 per share	500,000 Shares	$18.975	$9,487,500	$1,102

(1)  The Registration Statement registers the shares issuable under the 2010 Stock Plan.  Pursuant to Rule 416, the  Registration Statement also covers an indeterminate number of additional shares of common stock which may become issuable pursuant to anti-dilution and adjustment  provisions of the Plan.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Based upon the average of the high and low sales price of the Company's common Stock on the Nasdaq Stock Market on February [27], 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM I.  PLAN INFORMATION

The documents containing the information specified in Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The documents containing the information specified in Part I, Items 1 and 2 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended.  The participants shall be provided in a written statement  notifying  them that upon written or oral  request  they will be provided, without charge, (I) the  documents incorporated by reference in Item 3 of Part II of the  registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or  department)  and  telephone  number  to  which  the  request  is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant  hereby  incorporates  by reference  into this  Registration Statement the documents listed in (a) through (d) below:

     (a)  The Registrant's Annual Report on Form 10-K for the fiscal year ended August 1, 2010;

     (b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above; and

     (c)  The  description  of the class of  securities  to be offered which is contained in a description contained in Amendment No. 1 to the Registrant's Registration  Statement No.  333-39767 on Form S-1, as filed with the Commission on November 18, 1997.

 All  documents  subsequently  filed  by  the  Registrant  pursuant  to Sections 13(a),  13(c), 14 and 15(d) of the Securities Exchange Act of 1934,  prior  to  the  filing  of  a  post-effective  amendment  which indicates  that  all  securities  offered  have  been  sold  or  which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration  Statement and to be a part hereof from the date of filing of such documents.

All such  above-referenced documents shall be deemed to be incorporated by reference  herein and to be a part hereof from the date of filing of such documents.  Any statement  contained in a document  incorporated or deemed to be incorporated  by reference  herein shall be deemed to be modified or superseded for  purposes of this  registration statement  to the extent  that a statement contained  herein or in any other  subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modified or supersedes such statement.  Any such statement so modified or superseded  shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers

Under the  provisions of the  Certificate of  Incorporation  and By-Laws of Registrant,  each person who is or was a director or officer of Registrant shall be  indemnified  by  Registrant  as of  right to the full  extent  permitted  or authorized by the General Corporation Law of Delaware.

Under such law, to the extent that such person is  successful on the merits of defense of a suit or  proceeding  brought  against  him by reason of the fact that he is a director or officer of Registrant,  he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

If unsuccessful  in defense of a third-party  civil suit or a criminal suit is settled,  such a person shall be indemnified  under such law against both (1) expenses (including  attorneys' fees) and (2) judgments,  fines and amounts paid in settlement  if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant,  and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

If  unsuccessful  in  defense  of a  suit  brought  by or in the  right  of Registrant, or if such suit is settled, such a person shall be indemnified under such law only  against  expenses  (including attorneys' fees) incurred in the defense or  settlement of such suit if he acted in good faith and in a manner he reasonably believed to be  in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the  performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

The Registrant has entered into Indemnification Agreements with certain of its officers and directors.  The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related  disbursements) actually and reasonably incurred in connection with either the  investigation,  defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1	Herley Industries, Inc. 2010 Stock Plan (incorporated by reference to Exhibit B of Herley's definitive proxy statement, filed February 17, 2010).
5.1	Opinion and consent of Barley Snyder, LLC.
23.1	Consent of Barley Snyder, LLC - included in their opinion filed as Exhibit 5.
23.2	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (see signature page).

Item 9. Undertakings.

               (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus  required by Section  10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising  after  the  effective  date  of  the   Registration Statement  (or  the  most  recent  post-effective  amendment thereof) which, individually or in the aggregate,  represent a  fundamental  change in the  information  set forth in the Registration Statement;

                    (iii) To include any  material  information  with respect to the plan of  distribution  not  previously  disclosed in the Registration  Statement  or  any  material  change  to  such information  in  the   Registration   Statement;   provided, however,  that  paragraphs  (a)(l)(i) and  (a)(l)(ii) do not apply  if  the  information  required  to be  included  in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the  Securities  Exchange Act of 1934 that  are  incorporated  by  reference  in the  Registration Statement.

               (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective  amendment shall be deemed to be a new  Registration  Statement  relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To  remove  from  registration  by means of a  post-effective amendment any of the  securities  being  registered  which remain unsold at the termination of the offering.

     (b) The undersigned  Registrant  hereby  undertakes  that, for purposes of determining  any liability  under the Securities Act of 1933, each filing of the Registrant's  annual  report  pursuant to Section 13(a) or Section 15(d) of the Securities  Exchange  Act of 1934  (and,  where  applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of  the Securities  Exchange Act of 1934) that is incorporated by reference  in the
Registration  Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling  persons of the  Registrant  pursuant  to  the  foregoing  provisions, or otherwise, the Registrant  has been advised that in the opinion of the  Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such  liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such  indemnification by it is against policy as expressed in the Act and will be  governed by final adjudication of such issue.

SIGNATURES

Pursuant to the  requirements of the Securities Act of 1933, the Registrant certifies  that  it  has  reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned,  thereunto  duly authorized, in the City of Lancaster, Pennsylvania on the 1st day of March, 2011.

HERLEY INDUSTRIES, INC.

By:       /s/ Richard F. Poirer
Richard F. Poirier
Chief Executive Officer

Pursuant to the requirements of the Securities  Act of 1933, as amended, this  Registration  Statement  has  been  signed  by the following persons in the capacities indicated.

Each person  whose  signature appears  below constitutes  and  appoints  Richard F. Poirier and Anello C. Garefino, and either of them, with full power of substitution, our true and lawful  attorney-in-fact and agent to do any and all acts and things in our name and on our behalf in our capacities  indicated below which may deem  necessary or advisable to enable  Herley  Industries,  Inc. to comply with the Securities Act of 1933, as amended,  and any rules,  regulations and requirements of the Securities and Exchange  Commission, in connection with this Registration  Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments  (including post-effective  amendments)  thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person,  hereby  ratifying and  confirming  all that said  attorney-in-fact  and agent, or his substitute or substitutes,  may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date
_/s/ Dr. Edward A. Bogucz _______ Dr. Edward A. Bogucz	Director	March 1, 2011
_/s/ Carlos C. Campbell__________ Carlos C. Campbell	Director	March 1, 2011
_/s/ F. Jack Liebau, Jr.___________ F. Jack Liebau, Jr.	Director	March 1, 2011
_/s/ Michael N. Pocalyko_________ Michael N. Pocalyko	Director	March 1, 2011
_/s/ Raj Tatta _________________ Raj Tatta	Director	March 1, 2011
_/s/ John A. Thonet_____________ John A. Thonet	Chairman of the Board, Director	March 1, 2011
_/s/ Richard F. Poirier___________ Richard F. Poirier	President and Chief Executive Officer (Principal Executive Officer)	March 1, 2011
_/s/ Anello C. Garefino___________ Anello C. Garefino	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 1, 2011